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SPECIALTY TRUST, INC. AND SUBSIDIARIES.

                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods indicated:

                                                                    YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------------------------   THREE MONTHS
                                                                                                                        ENDED
                                                  1999          2000          2001          2002          2003      MARCH 31, 2004
                                               ----------    ----------    ----------    ----------    ----------   --------------
Fixed Charges:

     Interest Expense                          $  263,633    $  626,332    $  744,020    $  828,566    $1,741,831     $  476,669

     Amortized Capitalized Costs Related to
       Indebtedness                                56,398        45,235        54,117        91,135        57,347         16,940

       Total Adjusted Fixed Charges               320,031       671,567       798,137       919,701     1,799,178        493,609

Earnings:

     Net Earnings                               3,809,424     4,543,772     6,085,129     7,144,707     8,252,745      1,773,693

     Fixed Charges                                320,031       671,567       798,137       919,701     1,799,178        493,609
                                               ----------    ----------    ----------    ----------   -----------     ----------
Total Adjusted Earnings                        $4,129,455    $5,215,339    $6,883,266    $8,064,408   $10,051,923     $2,267,302
                                               ==========    ==========    ==========    ==========   ===========     ==========
Ratio of Earnings to Fixed Charges                  12.9x          7.7x          8.6x          8.8x          5.6x           4.6x
                                               ==========    ==========    ==========    ==========   ===========     ==========